Exhibit 99-4

Ten Stix Celebrates Six Years of Service in Las Vegas

Friday April 16, 8:30 am ET

IDAHO SPRINGS, Colo.--(BUSINESS WIRE)--April 16, 2004--Ten Stix, Inc. (OTCBB:TNTI - News) celebrates six years of continuing services in Las Vegas, Nevada, at Sam's Town Hotel & Casino.

Ten Stix President & CEO Thomas E. Sawyer said, "Our relationship with Sam's Town Casino began in 1998, and for six years our automatic shufflers, ProShuffle(TM), have been used on all multi-deck blackjack games."

In addition to Sam's Town Casino, Boyd Gaming Corporation (NYSE:BYD - News) owns various properties, including Stardust Resort, Main Street Station, Jokers Wild, Fremont, and The Borgata. Sawyer concludes, "Boyd Group has an impressive resume of casinos so, naturally, our aim will be distributing our ProShuffle(TM) shufflers and other products to these establishments."

About Ten Stix, Inc.

Ten Stix, Inc. (TNTI) is a pre-eminent developer and supplier of Casino Products and Table Games, including the "ProShuffle(TM)" multi-deck card shuffler and "Hold'em 88" table game. For more information visit Ten Stix online (www.tenstix.com).

About Boyd Gaming

Headquartered in Las Vegas, Boyd Gaming Corporation (BYD) is a leading diversified owner and operator of 13 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming recently opened Borgata Hotel, Casino and Spa at Renaissance Pointe, a $1.1 billion entertainment destination hotel in Atlantic City, through a joint venture with MGM MIRAGE. In February, the Company reached a definitive agreement to merge with Coast Casinos, Inc. The $1.3 billion merger is expected to be completed in mid-2004, subject to regulatory approvals. Boyd Gaming is also awaiting regulatory approval of its acquisition of Harrah's Shreveport, and that is expected in the second quarter 2004.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including, but not limited to, those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Company's Securities and Exchange Commission filings.

Contact:
     Ten Stix, Inc.
     Thomas Sawyer, 303-567-0163